EXHIBIT 10.(ii)(K)

           ELEVENTH AMENDMENT TO THE ACCOUNT PURCHASE AGREEMENT

          AMENDMENT, made and entered into as of January 1, 1994, by and between MONTGOMERY WARD & CO., INCORPORATED ("Seller"), an Illinois corporation with its chief executive offices located at 619 West Chicago Avenue, Chicago, Illinois 60671, and MONTGOMERY WARD CREDIT CORPORATION ("MWCC"), a Delaware corporation with its chief executive offices located at 3720 Howard Hughes Parkway, Las Vegas, Nevada 89109.

                           W I T N E S S E T H:

          WHEREAS, Seller and MWCC are parties to an Account Purchase Agreement dated as of June 24, 1988, as amended by a letter agreement dated April 21, 1989 (the "First Amendment"), an agreement dated December 26, 1989 (the "Second Amendment"), a letter agreement dated April 24, 1990 (the "Third Amendment"), a letter agreement dated as of December 26, 1990 (the "Fourth Amendment"), an agreement dated May 23, 1992 (the "Fifth Amendment"), a letter agreement dated December 29, 1992 (the Sixth Amendment"), a letter agreement dated April 29, 1993 (the "Seventh Amendment"), a letter agreement dated September 15, 1993 (the "Eighth Amendment"), an amendment dated as of February 16, 1994 (the "Ninth Amendment"), and an amendment dated as of June 16, 1994 (the "Tenth Amendment") (collectively, the "Purchase Agreement"), pursuant to which Seller has agreed to sell and has sold Accounts and Indebtedness to MWCC and MWCC agreed to purchase, establish and add and has purchased, established and added Accounts and Indebtedness upon the terms and subject to the conditions of the Purchase Agreement; and

          WHEREAS, Seller and MWCC desire to amend the Purchase Agreement to provide that, as of January 1, 1994 and thereafter until the Reversion Date if it occurs, all Indebtedness purchased, established or added by MWCC, which, as of that date, has not become Defaulted Indebtedness, shall be deemed to have been, and all Indebtedness purchased, established or added thereafter shall be purchased, established or added on a recourse basis; and

          WHEREAS, Seller and MWCC desire further to amend the Purchase Agreement to provide that in consideration for Seller's assumption of the entire bad debt risk until the Reversion Date if it occurs, with respect to Indebtedness which is not Defaulted Indebtedness as of January 1, 1994 and Indebtedness purchased, established or added by MWCC thereafter, MWCC will pay Seller, with respect to the period until the Reversion Date if it occurs, as specified herein, an amount equal to a portion of the finance charges which MWCC receives in connection with its ownership of the Indebtedness; and

          WHEREAS, Seller and MWCC desire that if the Reversion Date occurs, all Indebtedness purchased, established or added by MWCC which, as of that date, has not become Defaulted Indebtedness, shall be deemed to have been, and all Indebtedness purchased, established or added thereafter, shall be purchased, established or added on a non-recourse basis as specified herein; and

          WHEREAS, it is the mutual desire of Seller and MWCC that the Purchase Agreement be amended in accordance with the terms and conditions hereafter set forth.

     NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions hereinafter set forth, the parties hereto hereby agree as follows:

     1. Capitalized terms used herein which are not otherwise defined shall have the same meaning as in the Purchase Agreement.

     2. The following definition shall be added after the definition of "Aggregate Incremental Finance Charge Amount" in
Section 1:

          "Aggregate Participation in Finance Charge Amount" shall mean the aggregate of the amounts owed by MWCC to Seller pursuant to Section 5.5(17) for the Fiscal Years 1994, 1995, 1996 and 1997 or, if the Reversion Date occurs prior to the end of the 1997 Fiscal Year, the aggregate of the amounts owed by MWCC to Seller pursuant to Section 5.5(17) for the period from January 1, 1994, to the Reversion Date."

     3.   The fourth sentence of the definition of "Annual
Commercial Paper Rate" is deleted and the following sentence is added in lieu thereof:

          Where a Seller Note or Seller Recourse Note is paid prior to maturity or an amount as to which the Annual Commercial Paper Rate is to be applied is paid earlier than otherwise provided in Sections 5.5(6) and 5.5(18) hereof, and such Annual Commercial Paper Rate is to be applied for a period of less than twelve (12) months, such Annual Commercial Paper Rate shall be calculated using the methodology described above, based on amounts for the time beginning on the first day of the applicable Fiscal Year and ending on the last day of the GE Capital fiscal quarter immediately preceding the date of such payment; provided, that where an Annual Commercial Paper Rate is to be applied for a period ending on or prior to the last day of the first GE Capital fiscal quarter of a Fiscal Year, the Annual Commercial Paper Rate shall be the Annual Commercial Paper Rate for the immediately preceding Fiscal Year.

     4.   The definition of "Net Aggregate Defaulted Indebtedness
Amount" is deleted and substituted in its place is the following:

          "Net Aggregate Defaulted Indebtedness Amount" shall mean, prior to the application of the Offset Amount pursuant to Section 4.6(2) hereof, (x) the aggregate of
          (i) Thirty-Six Million Dollars ($36,000,000.00), (ii) the amount paid or owed by Seller to MWCC pursuant to
          Section 4.4(2) hereof (excluding any interest paid or payable thereon), (iii) the amount, if any, owed by Seller to MWCC pursuant to Section 4.1 for Fiscal Year 1997, (iv) the amount, if any, paid or owed to MWCC pursuant to Section 4.5(2) (excluding any payments for Recoveries), in respect of each of Fiscal Years 1994, 1995, 1996, and 1997, less (y) the aggregate of (i) the amount of cash paid by Seller to MWCC pursuant to
          Section 4.4(1)(a) hereof, (ii) the amount of cash paid by Seller to MWCC in lieu of Seller Notes or Seller Recourse Notes pursuant to Sections 4.4(2) or 4.5(2) (excluding any payments for Recoveries) or 4.6(3) hereof, and (iii) the amount of cash, if any, paid by Seller to MWCC in pre-payment of Seller Notes or Seller Recourse Notes (excluding any interest paid or payable thereon).

     5. The following definition shall be added after the definition of "Net Aggregate Defaulted Indebtedness Amount" in
Section 1:

          "Net Amount" shall have the meaning set forth in
          Section 5.5(21).

     6. The definition of "Offset Amount" is deleted and substituted in its place is the following:

          "Offset Amount" shall have the meaning set forth in
          Section 4.6(2) hereof.

     7. The following definition shall be added after the definition of "Quarterly Balance Sheet" in Section 1:

          "Recoveries" shall have the meaning assigned to it in
          Section 5.3(7).

     8. The following definition shall be added after the definition of "Retailer Department" in Section 1:

          "Reversion Date" shall mean the beginning of the first day of the Fiscal Year in which the earlier of the following election or event occurs during such Fiscal
          Year: (a) an election by either MWCC or Seller to have the Reversion Date occur which election shall be effective ninety (90) days after the party making the election gives notice to the other party of the election, or (b) a Seller Default.

     9. The following definition shall be added after the definition of "Seller Notes" in Section 1:

          "Seller Recourse Notes" shall have the meaning set forth in Section 4.5(2) hereof.

     10. Section 3.1(5) is deleted and substituted in its place is the following:

          (5) Except as otherwise provided in this Section or in Sections 3.4 and 4, all Accounts and/or Indebtedness sold to, or established and added by, MWCC pursuant to this Section 3.1 shall be sold to, or established and added by, MWCC on a non-recourse basis and without a guaranty of collection. Commencing as of the opening of business on January 1, 1994 and until the Reversion Date, if it occurs, Seller shall have a recourse obligation as provided in Section 4.5 with respect to (i) all Indebtedness owned by MWCC which was not Defaulted Indebtedness at January 1, 1994, and (ii) all Indebtedness which MWCC purchases, establishes or adds on or after January 1, 1994. Indebtedness which became Defaulted Indebtedness on or after January 1, 1994 shall be purchased by Seller as provided in Section 4.5. After the Reversion Date if it occurs, Section 4.5 shall not apply to any Indebtedness which becomes Defaulted Indebtedness after the Reversion Date, and (i) all Indebtedness owned by MWCC which was not Defaulted Indebtedness at that time, and (ii) all Indebtedness which MWCC purchases, establishes or adds after that time shall be on a non-recourse basis and without a guaranty of collection except as otherwise provided in Sections 3.4 and 4.

     11. Section 3.3(2)(ii) is deleted and substituted in its place is the following:

          (ii) "Net Receivable Balance" means for the day in question the amount by which (A) the gross accounts receivable of MWCC and its Assignees (including the portion thereof comprised of finance and other credit charges), as of the close of business of such day, resulting from its purchase, establishment or addition of Accounts, as computed pursuant to MWCC's Accounting Practices exceeds (B) the amount of MWCC's allowance for bad debts with respect to such accounts receivable as though there were no recourse obligation to the extent provided in Sections 3.1(5) and 4.5, as of the close of business on such day, also as computed pursuant to MWCC's Accounting Practices.

     12. In Section 3.4, a new second sentence is added providing as follows and the present second sentence shall be the third sentence and the remainder of the paragraph shall continue:

               The right of MWCC, as specified in the preceding sentence, to require Seller to purchase from MWCC Ineligible Indebtedness for the face value thereof, excluding any finance or, if agreed to by the parties hereto, other credit charges, shall include Ineligible Indebtedness purchased by Seller as Defaulted Indebtedness and Seller shall pay MWCC with respect to such Indebtedness the amount specified in the previous sentence.

     13. In Section 4.1(1), the line beginning; "1993 and thereafter" is deleted, and substituted in its place is the following:

               Fiscal Years             Percentages

               1993 and Fiscal          0% through 3.9% of
               Years in which the       Average Indebtedness
               Reversion Date occurs
               and thereafter if it
               occurs

     14. In Section 4.1(1), the last two sentences are deleted, and substituted in its place is the following:

          "Net Defaulted Indebtedness" shall mean the amount of Defaulted Indebtedness first becoming Defaulted Indebtedness during the Fiscal Year in question less the gross amount (without deduction for attorneys' fees or other collection costs) of cash recoveries ("Gross Recoveries") received during the Fiscal Year in question under Section 5.3(7) or otherwise in respect of (a) Defaulted Indebtedness (regardless of when such Defaulted Indebtedness occurred), or (b) Indebtedness written off prior to the Stated Time. It is understood that Gross Recoveries would include payments made to MWCC by Seller (i) on Defaulted Indebtedness pursuant to Section 5.3(5), (ii) as proceeds of credit insurance, and (iii) in respect of Ineligible Indebtedness which was Defaulted Indebtedness previously included in the calculations pursuant to
          Section 4.1 or purchased by Seller.

     15. In Section 4.1(2), the line beginning "1993 and thereafter" is deleted and substituted in its place is the following:

               Fiscal Years             Percentages

               1993 and Fiscal          Over 3.9% through 5.0% of
               Years in which           Average Indebtedness
               the Reversion Date
               occurs and thereafter
               if it occurs

     16. Section 4.1(3) is deleted and substituted in its place is the following:

          (3) Through Fiscal Year 1993 and as to Fiscal Years in which the Reversion Date occurs and thereafter if it occurs, MWCC and Seller shall share equally the yearly total of Net Defaulted Indebtedness over five percent (5%) and up to and including eight percent (8%) of Average Indebtedness.

     17. Section 4.1(4) is deleted and substituted in its place is the following:

          (4) Through Fiscal Year 1993 and as to Fiscal Years in which the Reversion Date occurs and thereafter if it occurs, MWCC shall bear one hundred percent (100%) of the yearly total of Net Defaulted Indebtedness in excess of eight percent (8%) of Average Indebtedness.

     18. Section 4.3 is deleted and substituted in its place is the following:

          4.3 When Determined; Payment. A State-by-State report of the amount of Net Defaulted Indebtedness for each Settlement Period of each Fiscal Year shall be provided by MWCC to Seller in writing no later than the last day of the month following each such Settlement Period, commencing with the first Settlement Period after the execution of this Amendment, and an estimate of the total amount of Net Defaulted Indebtedness and Average Indebtedness for such Fiscal Year, shall be provided by MWCC to Seller in writing no later than the last day of Seller's fiscal year coinciding with a Fiscal Year, provided however that if in a Fiscal Year the Reversion Date occurs and thereafter, MWCC in lieu of the foregoing need provide Seller in writing no later than the last day of Seller's fiscal year coinciding with a Fiscal Year a State-by-State report of the amount of Net Defaulted Indebtedness for the first eleven (11) months of each Fiscal Year, and an estimate of the total amount of Net Defaulted Indebtedness and Average Indebtedness for such Fiscal Year. In addition, upon request of Seller which may be made once for each Fiscal Year, MWCC shall provide a list by specific Account of each Account comprising the Net Defaulted Indebtedness for such Fiscal Year by the January 31st after the close of each Fiscal Year. The amount of Net Defaulted Indebtedness and Average Indebtedness shall be calculated by MWCC not later than January 31 following the end of the Fiscal Year in question and a statement on a state-by-state basis showing sufficient detail as reasonably requested by Seller shall be sent to Seller on or before said January 31. In connection with each such report and such statement, MWCC shall provide, as reasonably requested by Seller, information to Seller to assist Seller in estimating the amount of Net Defaulted Indebtedness constituting finance charges, insurance charges and other credit charges; provided, that it is understood that MWCC shall have no liability to Seller arising in connection with such information, and Seller shall protect, indemnify, and hold harmless MWCC, its Affiliates, the employees, officers, directors, shareholders, partners, attorneys and agents of MWCC and its Affiliates, and all of the respective heirs, legal representatives, successors and permitted assigns of the foregoing against any and all liabilities, costs and expenses (including reasonable attorneys' fees and expenses), judgments, damages, claims, demands, offsets, defenses, counterclaims, actions, or proceedings, by whomsoever asserted, including, without limitation, Account Debtors with respect to Accounts, and any Person who prosecutes or defends any actions or proceedings, whether as representative of or on behalf of a class or interested group or otherwise, arising out of, connected with, or resulting from MWCC's provision of such information to Seller and/or Seller's use thereof in accordance with the provisions of Section 11 hereof. Any payment due to MWCC from Seller shall be paid by Seller, subject to the provisions of Sections 4.4 and 4.5 hereof, on the next following February 28 after the delivery of such statement ("Payment Date"). Payments due under this
          Section 4 for 1988 shall be calculated for the separate stub period after the Stated Time, not taking into account any Net Defaulted Indebtedness that arose prior to the Stated Time, and the percentages used in this
          Section 4.1 other than one hundred percent (100%) shall be prorated based on the number of days in the stub period divided by three hundred sixty-five (365). If the final Fiscal Year to which this Section 4 applies is less than a full Fiscal Year, the calculations hereunder shall similarly not be done for the entire Fiscal Year in question but shall be done for the short stub year utilizing a calculation of Average Indebtedness and Net Defaulted Indebtedness only for the stub period, and the percentages used in this
          Section 4.1 other than one hundred percent (100%) shall be prorated based on the number of days in the stub period divided by three hundred sixty-five (365).

     19. Section 4.4, together with all the subsections thereof, are deleted and substituted in its place is the following:

          4.4 Seller Obligation. Notwithstanding the foregoing, with respect to obligations of the parties hereto under this Section 4 for Defaulted Indebtedness for the three
          (3) Fiscal Years 1991, 1992, 1993 and for such of Fiscal Years 1994, 1995, 1996 and 1997 in which a Reversion Date occurs and such Fiscal Years thereafter if a Reversion Date occurs:

          (1) With respect to Fiscal Year 1991, Seller shall owe MWCC Thirty-Six Million Dollars ($36,000,000.00), which shall be the full amount of Seller's obligations (which shall include, without limitation, any obligations of Signature Financial Marketing, Inc. relating thereto) pursuant to
               Section 4.1 hereof for Fiscal Year 1991. Seller shall give MWCC, on the first Tuesday after the date of execution of the Fifth Amendment, (a) Eighteen Million Dollars ($18,000,000.00) in cash, and (b) a note for an additional Eighteen Million Dollars ($18,000,000.00) due on February 28, 1998,
               in the form attached as Exhibit B hereto. Such note shall bear interest at the Annual Commercial Paper Rate applicable to each Annual Interest Earning Year, plus one percent (1%), per annum, for the period such note remains unpaid prior to maturity. Accrued interest shall be paid on each February 28 that such note is outstanding.

          (2) With respect to each of the Fiscal Years 1992 and 1993, and for such of Fiscal Years 1994, 1995 and 1996 in which a Reversion Date occurs and such Fiscal Years thereafter if it occurs, if Seller owes amounts to MWCC pursuant to Section 4.1 hereof for such Fiscal Year, or part thereof, Seller shall, as of the Payment Date with respect to such Fiscal Year, pay such amount to MWCC or give MWCC a note for the amount due. Each such note shall be due on February 28, 1998, and shall be in the form attached as Exhibit B hereto (such notes, as well as the note described in Section 4.4(1) above, as such notes come into existence, being collectively referred to hereinafter as the "Seller Notes"). Each Seller Note shall bear interest from the applicable Payment Date, at the Annual Commercial Paper Rate applicable to each Annual Interest Earning Year, plus one percent (1%), per annum, for the period such note remains unpaid prior to maturity. Accrued interest shall be paid on each February 28 that each Seller Note is outstanding.

          (3) On February 28, 1998, Seller shall pay to MWCC the principal and accrued but unpaid interest on Seller Notes, as well as the payment required under Section 4.5(3).

          (4) The determination of Defaulted Indebtedness under this Section 4 with respect to Fiscal Year 1991 and thereafter shall include, without limitation, any and all Indebtedness which would have been Defaulted Indebtedness under the so-called recency method but not under the Contractual Method in or prior to Fiscal Year 1990, but which became Defaulted Indebtedness under the Contractual Method in Fiscal Year 1991 or thereafter. The amount set forth in Section 4.4(1) hereof constitutes a compromise of all disputes between the parties hereto with respect to the proper amount due from Seller to MWCC pursuant to this
               Section 4 with respect to Fiscal Year 1991.

     20.  The following new Section 4.5 shall be added:

          4.5  Recourse Against Seller.

          (1) Commencing with Fiscal Year 1994, and for each Fiscal Year thereafter during the term of this Agreement (except as provided in Section 15.2) for which there is Defaulted Indebtedness, Seller shall purchase from MWCC Indebtedness which becomes Defaulted Indebtedness during such Fiscal Year, by paying the purchase price in accord with
               Section 4.5(2); provided that Seller shall not purchase and shall not be deemed to have purchased under this Section 4.5 Indebtedness which becomes Defaulted Indebtedness in any Fiscal Year in which a Reversion Date occurs and thereafter. Subject to the Liens granted to MWCC pursuant to Section
               7.1 hereof, upon any such purchase, MWCC hereby assigns Seller all of its rights, title, and interest in and to such Indebtedness, free and clear of any and all Liens created by MWCC or Assignees except those Liens with respect to securitizations, but such assignment is without any other warranty, and the ownership interest of MWCC in such Indebtedness shall be terminated to the extent of that interest. Subject to the first sentence of this Section 4.5(1), such purchases shall be made on credit monthly during each such Fiscal Year and the purchase price shall be paid annually as provided in Section 4.5(2); it being understood, however, that MWCC has been granted a Lien in and to such purchased Indebtedness, as further set forth in Section 7.1 hereof. Any obligation of Seller to purchase Defaulted Indebtedness shall be unconditional and shall not be waived, released or affected by any settlement, extension, compromise, variation in terms, forbearance or other indulgence or agreement made or granted by MWCC with or to any Account Debtor or other Persons obligated for an Account. Seller hereby expressly waives notice of nonpayment and nonperformance, demand, protest, notice of presentment, dishonor, default, maturity, release, compromise, settlement, extension, renewal, notice of intent to accelerate and notice of acceleration of any or all Accounts and guarantees at any time held by MWCC and all other rights and notices to which it may be entitled in connection therewith to the fullest extent permitted by applicable law. Seller does hereby ratify whatever action MWCC may take with respect thereto. The assignment of rights, title and interest in and to the Indebtedness purchased by Seller hereunder is subject to ownership of Accounts by third parties in connection with securitizations and, with respect to Defaulted Indebtedness in such securitizations, MWCC conveys whatever rights it has with respect to such Defaulted Indebtedness to Seller.

          (2) The purchase price for Defaulted Indebtedness purchased by Seller during a Fiscal Year shall be paid annually on the Payment Date with respect to such Fiscal Year, provided that if a Reversion Date occurs during a Fiscal Year no payment under
               Section 4.5(2) shall be made with respect to that Fiscal Year and Fiscal Years thereafter and Seller shall not be deemed to have purchased Defaulted Indebtedness under Section 4.5(1) with respect to that Fiscal Year and Fiscal Years thereafter, but Seller shall be obligated to make payment for such Fiscal Year and Fiscal Years thereafter to the extent provided in Sections 4.1 and 4.4. The purchase price payable for Defaulted Indebtedness for each Fiscal Year purchased by Seller pursuant to Section 4.5 shall be the amount of the Net Defaulted Indebtedness for that Fiscal Year, plus Recoveries during that Fiscal Year which Recoveries MWCC shall keep after they have been collected in satisfaction of Seller's obligation to make payment in respect of such Recoveries as specified in Sections 4.5(2) and 5.3(7). Notwithstanding the foregoing, with respect to each of the Fiscal Years 1994, 1995 and 1996 during which a purchase of Defaulted Indebtedness occurs under Section 4.5(1), Seller shall, as of the Payment Date with respect to such Fiscal Year, pay MWCC the amount Seller owes to MWCC pursuant to this Section 4.5(2), excluding Recoveries, or give MWCC a note for such amount due. Each such note shall be due on February 28, 1998, and shall be in the form attached as Exhibit B hereto (such notes, being collectively referred to hereinafter as the "Seller Recourse Notes"). Each Seller Recourse Note shall bear interest from the applicable Payment Date, at the Annual Commercial Paper Rate applicable to each Annual Interest Earning Year, plus one percent (1%), per annum, for the period such note remains unpaid prior to maturity. Accrued interest shall be paid on each February 28 that each Seller Recourse Note is outstanding.

          (3) On February 28, 1998, Seller shall pay to MWCC (a) the principal and accrued but unpaid interest on Seller Recourse Notes, and (b) the amount owed by Seller to MWCC for Fiscal Year 1997 with respect to Net Defaulted Indebtedness.

     21.  The following new Section 4.6 shall be added:

          4.6  Payments Related To Notes And Other Obligations.

          (1) In the event a payment is not made under one or more Seller Notes, Seller Recourse Notes or as otherwise required under Sections 4.5(2) and 4.5(3) when due, whether before or after maturity, each such Seller Note, Seller Recourse Note, or other unpaid amount shall bear interest at the Default Rate, and the aggregate principal amount of each such Seller Note, Seller Recourse Note or other unpaid amount shall be deemed to be increased monthly by an amount equal to the unpaid interest thereon.

          (2) With respect to amounts to be paid by Seller pursuant to Sections 4.4(3) and 4.5(3) hereof, Seller shall be entitled to an offset in an amount equal to the Offset Amount. The "Offset Amount" shall be defined as Eighty Seven Million Dollars ($87,000,000.00) (i) increased by the excess of
               (a) the sum of the Aggregate Incremental Finance Charge Amount and the Aggregate Participation in Finance Charge Amount over (b) Eighty Seven Million Dollars ($87,000,000.00) or (ii) decreased by the excess of (a) Eighty Seven Million Dollars ($87,000,000.00) over (b) the sum of the Aggregate Incremental Finance Charge Amount and the Aggregate Participation in Finance Charge Amount. Seller shall not be entitled under this Section 4.6(2) to any payment from MWCC if the Offset Amount is greater than the amount to be paid by Seller to MWCC pursuant to Sections 4.4(3) and 4.5(3) hereof, but may be entitled to a payment by MWCC if the condition set forth in Section 5.5(10) has been met. An example of payments pursuant to this Section 4.6(2) is attached as Exhibit C hereto.

          (3) Notwithstanding the foregoing provisions of Sections 4.4 and 4.5, to the extent the aggregate outstanding principal amount of the sum of Seller Notes and Seller Recourse Notes with respect to any, some or all of Fiscal Years 1991, 1992, 1993, 1994, 1995 and 1996, less the amount owed by MWCC to Seller pursuant to Section 5.5(17) with respect to those Fiscal Years for which the calculation described in this Section 4.6(3) is made, would exceed Three Hundred Million Dollars ($300,000,000.00), Seller shall pay such excess to MWCC in cash on the Payment Date with respect to any such applicable Fiscal Year, and the amount of the Seller Note or Seller Recourse Note which would otherwise be required to be given with respect to the Fiscal Year for which such payment is made shall be reduced by such amount paid in cash.

     22. Section 5.1(2) is deleted and substituted in its place is the following:

          (2) MWCC shall take reasonable efforts to collect, or cause to be collected, the Indebtedness owned by it and Assignees, as well as Defaulted Indebtedness purchased or to be purchased by Seller pursuant to Section 4.5, including collection of amounts from Seller pursuant to
               Section 5.3(5), and in connection therewith, MWCC shall conduct, or cause to be conducted, collection activities in such a manner and use, or cause to be used, such technology as is consistent with the consumer credit collection industry.

     23. The first paragraph of Section 5.3(5) is deleted and substituted in its place is the following:

          (5) In no event shall Seller be required (except to the extent explicitly provided for below) to repossess or dispose of Merchandise in connection with the collection of Indebtedness. Upon the request of MWCC, Seller shall pay MWCC for Merchandise which is tangible personal property which was purchased through Indebtedness then owned by MWCC or Defaulted Indebtedness purchased by Seller, and which was repossessed by or at the direction of MWCC at its sole expense. Such payment shall be applied to reduce the Indebtedness in question or shall be deemed to be a Recovery if the Indebtedness was counted as Defaulted Indebtedness purchased by Seller. MWCC shall, at its sole expense, deliver such Merchandise to locations as from time to time specified by Seller. Upon such delivery MWCC shall assign, with any required documentation, title to such Merchandise, free and clear of all Liens, to Seller unless the Indebtedness was previously purchased by Seller, and Seller will make the required payment to MWCC within thirty
               (30) days after receipt by Seller of such Merchandise. The required payment will be calculated in accordance with the following:

     24.  The following new Section 5.3(7) shall be added:

          (7) With respect to any Defaulted Indebtedness purchased by Seller under Section 4.5, Seller hereby grants to MWCC the exclusive right to collect such Defaulted Indebtedness. Any funds collected from or with respect to Account Debtors with respect to such Defaulted Indebtedness, without deduction for attorneys fees or other collection costs, shall be deemed "Recoveries". Seller shall be obligated to pay any funds it directly receives with respect to Recoveries to MWCC. Recoveries shall be accounted for as specified in Section 4.5 and after the term of this Agreement shall be kept by MWCC and MWCC shall continue to have the right to collect with respect to Defaulted Indebtedness and keep Recoveries.

     25. Section 5.4(2) is deleted and substituted in its place is the following:

          (2) MWCC shall directly incur, credit promotion expenses for mutually approved specific programs during each Fiscal Year during the term of this Agreement (except as provided in Section 15.2) in the amount of thirty-nine hundredths percent (.39%) of such current Fiscal Year's Credit Sales (or, as to 1988 as provided in (4) below, and as to the last Fiscal Year of this Agreement, the Credit Sales for the partial year if the termination occurs before the close of the Fiscal
               Year), provided that programs shall be mutually approved if they reasonably meet the criteria set forth below. MWCC, with respect to expending funds pursuant to this Section 5.4, shall provide to the Seller reasonable detail of such expenditures. Each such program is subject to the following criteria:

                    (i) The primary purpose of each such program shall be to increase credit sales and/or open new Accounts. Programs will also be permitted which will encourage Account Debtors to increase their existing Indebtedness if such programs are coupled with an extra value or incentive offer to Account Debtors provided by Seller at its own expense.

                    (ii) There shall be sufficient lead time for
                         each such program to receive reasonably
                         adequate planning, support and integra-

                         tion to achieve its desired objectives.

               Semi-annually MWCC will account for payments required under this Section 5.4(2) with respect to each six (6) months of a Fiscal Year.

     26. Section 5.4(5) is deleted and substituted in its place is the following:

          (5) In addition to the credit promotion expenses that MWCC is obligated directly to incur, during each Fiscal Year, pursuant to Section 5.4(2) hereof, commencing with the 1991 Fiscal Year and each Fiscal Year thereafter, MWCC shall, as reasonably requested by Seller, directly incur additional amounts for credit promotion; provided, that such amounts shall not exceed Six Million Dollars ($6,000,000.00) during the 1991 Fiscal Year, or Five Million Dollars ($5,000,000.00) during any subsequent Fiscal Year; and provided, further, that Seller shall incur, pay to MWCC or spend no less than the additional amount incurred or spent by MWCC during each such Fiscal Year pursuant to this Section 5.4(5). Semi-annually the parties will account for and make the payments required under this Section 5.4(5) with respect to each six
               (6) months of a Fiscal Year.

     27. Section 5.5(2) is amended by deleting the date of September 1, 1993, where it appears in that Section and replacing it with the date of June 1, 1995.

     28. Section 5.5(9)(a)(ii) is deleted and substituted in its place is the following:

          (ii) with respect to each Fiscal Year in which Net Defaulted Indebtedness is over 5% of Average Indebtedness, (x) (I) fifty percent (50%) of (II) the following amount, if any, for each State in which there is a Designated Incremental Yield
               Percentage: the product of (A) the Designated Incremental Yield Percentage for such State for each such Fiscal Year, multiplied by (B) the Average Billed Indebtedness for such State for such Fiscal Year, minus (y) an amount equal to (i) fifty percent (50%) of the amount by which Net Defaulted Indebtedness exceeds five percent (5%) of Average Indebtedness but is less than or equal to eight percent (8%) of Average Indebtedness, plus (ii) the amount by which Net Defaulted Indebtedness exceeds eight percent (8%) of Average Indebtedness; provided, that in no event shall the amount calculated pursuant to this Section 5.5(9)(a)(ii)(y) be greater than the amount calculated pursuant to Section 5.5(9)(a)(ii)(x) hereof.

     29. Section 5.5(9)(b) is deleted and substituted in its place is the following:

               (b) In respect of a partial Fiscal Year, the calculation of Average Indebtedness and Net Defaulted Indebtedness shall be only for the partial Fiscal Year, and the "5%" referred to in Section 5.5(9)(a)(i) and (ii) above and the percentages referred to in Section 5.5(9)(a)(ii)(y), other than the reference to fifty percent (50%), shall be prorated based on the number of days in the partial Fiscal Year divided by three hundred sixty-five
                    (365).

     30. Section 5.5(10) is deleted and substituted in its place is the following:

          (10) If the Aggregate Incremental Finance Charge Amount plus the Aggregate Participation in Finance Charge Amount, if any, exceeds the Net Aggregate Defaulted Indebtedness Amount, MWCC shall pay such excess to Seller on February 28, 1998. Except with respect to the provisions of Sections 5.5(6) and 5.5(19), Seller shall not otherwise be entitled to any payments or credits from MWCC with respect to the Aggregate Incremental Finance Charge Amount and the Aggregate Participation in Finance Charge Amount.

     31. The reference in Section 5.5(11) to Section 4.4(4)(ii) is deleted and in its place a reference to Section 4.6(2)(ii) is made.

     32. Section 5.5(15) is deleted and substituted in its place is the following:

          (15) In the event a payment is not made of any amount due pursuant to Sections 5.5(5), (6), (7), (8),
               (9), (10), (17) and/or (18) hereof when due, such amount shall bear annual interest at the Default Rate, and the aggregate principal amount shall be deemed to be increased monthly by an amount equal to the unpaid interest.

     33. Section 5.5(16) is deleted and substituted in its place is the following:

          (16) An example of payments pursuant to this Section
               5.5(1) through 5.5(15) is attached as Exhibit F hereto.

     34.  The following new Sections 5.5(17), 5.5(18), 5.5(19),
5.5(20) and 5.5(21) are added:

          (17) Commencing with Fiscal Year 1994, with respect to each Fiscal Year during the term of this Agreement during which there is Defaulted Indebtedness (except as provided in Section 15.2), MWCC shall owe Seller on the Payment Date for such Fiscal Year (except as provided in Section 5.5(18)) an amount equal to: (a) if Net Defaulted Indebtedness is five percent (5.0%) or less of Average Indebtedness, the lesser of (i) the Net Defaulted Indebtedness or (ii) three and nine tenths percent (3.9%) of Average Indebtedness; (b) if Net Defaulted Indebtedness is over five percent (5%) but not in excess of eight percent (8%) of Average Indebtedness, (i) three and nine-tenths percent (3.9%) of Average Indebtedness, plus (ii) fifty percent (50%) of the amount by which Net Defaulted Indebtedness exceeds five percent (5%) of Average Indebtedness; or (c) if Net Defaulted Indebtedness is over eight percent (8%) of Average Indebtedness, (i) three and nine-tenths percent (3.9%) of Average Indebtedness, plus (ii) fifty percent (50%) of the amount by which Net Defaulted Indebtedness exceeds five percent (5%) of Average Indebtedness but is less than or equal to eight percent (8%) of Average Indebtedness, plus (iii) the amount by which Net Defaulted Indebtedness exceeds eight percent (8%) of Average Indebtedness; provided that MWCC shall not owe Seller any amounts under this Section 5.5(17) for such Fiscal Year in which the Reversion Date occurs and thereafter if it occurs. In applying the provisions hereof, the same Indebtedness may not become Defaulted Indebtedness more than one time. In the event finance charges billed during a Fiscal Year, minus the portion of the finance charge owed to Seller under Sections 5.5(5), 5.5(7), 5.5(8) and 5.5(9), as applicable, of this Agreement are less than the amount owed by MWCC to Seller under the first sentence of this Section 5.5(17), MWCC shall owe Seller pursuant to this
               Section 5.5(17) on the Payment Date for such Fiscal Year an amount equal to the finance charges billed during such Fiscal Year, minus the portion of finance charge owed to Seller under Sections 5.5(5), 5.5(7), 5.5(8) and 5.5(9), as applicable, of the Agreement. In respect of a partial Fiscal Year, the calculation of Average Indebtedness and Net Defaulted Indebtedness shall be only for the partial Fiscal Year, and the percentages referred to in this Section 5.5(17), except the reference to fifty percent (50%), shall be prorated based on the number of days in the partial Fiscal Year divided by three hundred and sixty-five (365).

          (18) Amounts calculated under Section 5.5(17), if any, for Fiscal Years 1994, 1995, 1996 and 1997 shall be due on February 28, 1998. Amounts calculated under Section 5.5(17), if any, for each Fiscal Year after 1997 shall be due on the Payment Date for that Fiscal Year.

          (19) Amounts calculated under Section 5.5(17) for Fiscal Years 1994, 1995 and 1996, shall bear interest from the Payment Date for such Fiscal Year at the Annual Commercial Paper Rate applicable to each Annual Interest Earning Year, plus one percent (1%) per annum, for the period such amount remains unpaid prior to the date when due. Accrued interest shall be paid by MWCC on each February 28 that such amount remains outstanding.

          (20) An example of payments pursuant to this Section
               5.5(17) is attached as Exhibit H hereto.

          (21) Notwithstanding anything otherwise provided in Sections 4.3, 4.4(3), 4.5(2), 4.5(3), 4.6(3),
               5.5(5), 5.5(6), 5.5(7), 5.5(8), 5.5(9), 5.5(10),
               5.5(17), 5.5(18), 16.3(3) and 16.4(3), all
               obligations due Seller by MWCC under such Sections and all obligations due MWCC by Seller under such Sections shall be netted against each other, provided however that such netting is not intended to affect the accrual of interest with respect to obligations of the parties hereto. After giving effect to such netting calculation, the resulting net amount (the "Net Amount") shall be paid by the party responsible therefor when due. The parties expressly understand, acknowledge and agree that neither party hereto shall be obligated at any point in time (whether on a Payment Date, upon an acceleration or any other date on which a payment is due) to make any payment in respect of any such Sections until a netting calculation as described above is given effect such that only the Net Amount shall be due and payable.

     35. Section 5.9(2) shall be amended to delete the last sentence and substituted in its place is the following:

          (2) If there is a change in credit policies pursuant to this Agreement that could have an impact on the percentages set forth in Sections 4.1, 5.5(9)(a)(ii) or 5.5(17), the percentages therein may be appropriately modified as mutually approved by Seller and MWCC.

     36. Section 7.1. is deleted and substituted in its place is the following:

          7.1. Security Interest. The parties hereto intend that the transactions contemplated by Section 3.1(1) shall be treated as a purchase and sale of Accounts and Indebtedness for all purposes and that the transactions contemplated by Section 3.1(2) hereof shall be treated as an extension of credit under Lender Credit Card Agreements to Account Debtors who wish to obtain financing to purchase Merchandise. The parties do not intend that the transactions contemplated by Section
          3.1 of this Agreement be deemed a loan from MWCC to Seller. In recognition of the applicability of Article 9 of the Code to some of the contemplated transactions, and without conceding any such applicability to all of the property and interests specified herein, and as additional security for the payment of and performance by Seller of any and all obligations whatsoever to MWCC, Seller, to the extent of its interest, hereby grants to MWCC continuing first priority Liens in and to all Accounts and Indebtedness either purchased from Seller by MWCC or established and added by MWCC and in and to all Accounts and Indebtedness purchased by Seller from MWCC pursuant to Section 4.5 (all subject to the Morgan Lien, if any, and Liens resulting from an act or omission of MWCC or Assignees) which Liens are granted to secure the Obligations, together with an assignment to MWCC (subject to the Morgan Lien, if any) of Liens, if any, in and to all Merchandise purchased by Account Debtors pursuant to Accounts then owned by MWCC, to the extent of the Liens of Seller thereon; provided, however, that such Liens shall not include Liens, if any, on Merchandise purchased pursuant to Accounts after such Merchandise has been returned to Seller until such time as such Merchandise may again be sold pursuant to an Account creating Indebtedness then owned by MWCC. In addition, Seller grants to MWCC a continuing first priority Lien in and to the Liquidation Account, to the extent Seller has an interest in such Liquidation Account, as provided in
          Section 6.3(5).

     37. Section 7.5 is amended to add a new sentence at the end to read as follows:

          MWCC may appoint GE Capital and/or its Affiliates to carry out in Seller's name the tasks in this Section.

     38. Section 7.12 is deleted and substituted in its place is the following:

          Right of Setoff. Except as specifically provided in Sections 3.2 and 3.4, and except during the period that the other party has committed an unremedied Seller Default or MWCC Default, as the case may be, or an unremedied act has occurred or event is continuing which with the giving of notice or the passage of time or both, would be a Seller Default or MWCC Default, as the case may be, neither Seller nor MWCC shall have, and they each hereby waive, the right to set-off, and to appropriate and apply to the payment of amounts owing to it in connection with this Agreement, any and all money or property of the other then held by it; provided however that nothing in this Section 7.12 shall limit or otherwise affect the offset provided in
          Section 4.6(2) and the netting calculation required by
          Section 5.5(21).

     39. Section 8.9 is deleted and substituted in its place is the following:

          Accounts. Each item of Indebtedness on an Account owned by MWCC (and, to the extent applicable, each Account pursuant to which such Indebtedness is incurred) at the time of a purchase, establishment or addition and after purchased by Seller from MWCC pursuant to Section 4.5: (a) is free and clear of any and all Liens, other than Liens resulting from an act or omission of MWCC or Assignees, in favor of any Person other than MWCC and the Morgan Lien (if any);
          (b) arises in connection with a bona fide sale and delivery of Merchandise by Seller, its Affiliates, or the Licensees, or the predecessors of any of the foregoing, to an Account Debtor; and (c) is for a liquidated amount as stated in the Account Documentation relating thereto, subject to returns, allowances and other adjustments in the ordinary course of business.

     40. Section 11.1 shall be amended to delete the word "or" before "(f)" and add new subparts as follows:

          (g) the reporting of credit losses and/or sales taxes to federal, state or local governments or governmental units and payments made or due to or from the Seller to such governments or governmental units involving, relating to, or based in whole or in part on credit losses and/or sales taxes, or (h) any act or failure to act by a Person involved in selling or facilitating the sale of Merchandise on Accounts, including such Persons as Valuevision International, Inc., to the extent such act or failure to act arises out of, occurs, is connected with, or results from a sale or attempt to sell Merchandise on an Account or a solicitation or application for an Account, including failure of such a Person (i) to act in accordance with instructions given by MWCC to the extent permitted or contemplated by this Agreement or (ii) to perform Seller's obligations under this Agreement, provided, however, Seller shall have no liability under this subpart (h), if the act or failure to act is the result of MWCC's failure to comply with this Agreement.

     41.  Section 15.2(2)(iii).  The sixth sentence in Section
15(2)(iii) is deleted and substituted in its place is the following:

          (2)(iii) Anything in Sections 4, 5.4 and 5.5(17) to the contrary notwithstanding, during the period that this subsection (iii) is operative, Seller shall have no obligation to pay any amounts accruing pursuant to Section
                    4 of this Agreement and MWCC shall have no obligation to pay any amounts accruing pursuant to Section 5.5 (17) of this Agreement, and the provisions of Section 5.4 shall not apply, including, without limitation, any obligation of MWCC to pay any amounts accruing thereunder during such period.

     42.  Section 15.2(7) is amended by adding a reference to
Section 5.3(7) as a Section surviving termination of this Agreement in subparts (ii), (iii), (v), (vi), (vii) and (viii) of
Section 15.2(7); provided however that if Seller or its designee purchases all existing Accounts and Indebtedness as provided in
Section 15, Section 5.3(7) shall not survive such purchase by Seller or its designee.

     43. Sections 15.2(7)(ii) and 15.2(7)(v) are amended by changing the reference to "5.5" to read "5.5, except Sections
5.5(17), (18) and (19).

     44. Section 15.3 is amended by deleting the third sentence and substituting in its place the following:

               Sections 4.5 and 15.2 are to be read so as to be in harmony with the rights of and obligations to third parties in connection with securitizations.

     45. Section 16.1(10) is deleted and substituted in its place is the following:

          (10) Seller shall fail to make any payment of principal of, or interest on or any amount owing in respect of, any one or more Seller Notes or Seller Recourse Notes and/or Seller's obligations pursuant to Sections 4.3, 4.4(3), 4.5(2), 4.5(3),
               4.6(3), 5.3(7) and/or 5.5(13) hereof, when due and
               payable or declared due and payable, and the same shall remain unremedied for a period of ten (10) Business Days after MWCC shall have made written demand therefor, or, subject to the provisions of
               Section 7.11 hereof, such longer period as may be required to resolve any good faith dispute with respect to Seller's obligations pursuant to Sections 4.3, 4.4(3), 4.5(2), 4.5(3), 4.6(3),
               5.3(7) and/or 5.5(13), as to whether any such amount is owed hereunder.

     46. Section 16.2(10) is deleted and substituted in its place is the following:

          (10) MWCC shall fail to make any payment of any amount, including interest, owing in respect of Sections 5.5(5), (6), (7), (8), (9), (10), (17) and/or (18)
               hereof when due and payable or declared due and payable, and the same shall remain unremedied for a period of ten (10) Business Days after Seller shall have made written demand therefor, or, subject to the provisions of Section 7.11 hereof, such longer period as may be required to resolve any good faith dispute with respect to MWCC's obligations pursuant to Sections 5.5(5), (6), (7),
               (8), (9), (10), (17) and/or (18) as to whether any
               such amount is owed hereunder.

     47. Section 16.3(3) is deleted and substituted in its place is the following:

          (3) MWCC may, without notice, declare Seller Notes, Seller Recourse Notes and Seller's obligations under Sections 4.3, 4.4(3), 4.5(2), 4.5(3),
               4.6(3), 5.3(7) and 5.5(13) hereof to be forthwith due and payable, whereupon such Seller Notes, Seller Recourse Notes and obligations shall become due and payable, without presentment, demand, protest, or further notice of any kind, all of which are expressly waived by Seller, in which case MWCC shall have the right, at any time and from time to time thereafter, in its discretion, without notice thereof to Seller, to enforce payment of the Seller Notes, Seller Recourse Notes and/or such obligations.

     48. Section 16.4(3) is deleted and substituted in its place is the following:

          (3)  Seller may declare amounts under Sections 5.5(5),
               (6), (7), (8), (9), (10), (17) and/or (18) hereof
               to be forthwith due and payable, whereupon such amounts shall become due and payable, in which case Seller shall have the right, at any time and from time to time thereafter, in its discretion, without notice thereof to MWCC, to enforce payment of such amounts.

     49.  The reference to "February 27" or to "February 27,
1998", as applicable, in the following Sections shall be changed to "February 28" or to "February 28, 1998" respectively:

          a.   Section 1 - definition of "Annual Interest Earning
               Year".

          b.   Section 5.5(7).

          c.   Section 5.5(13)(vi)

     50. The title and first paragraph of Exhibit B is deleted and substituted in its place is the following:

                                 EXHIBIT B
               FORM OF SELLER NOTE AND SELLER RECOURSE NOTE
                                   NOTE
U.S. $                                  Dated:            ,

          FOR VALUE RECEIVED, the undersigned, MONTGOMERY WARD & CO., INCORPORATED, an Illinois corporation (the "Obligor"), HEREBY PROMISES TO PAY to the order of MONTGOMERY WARD CREDIT CORPORATION (the "Obligee") the principal sum of _______________ United States Dollars
          ($           ), on February 28, 1998 (the "Maturity
          Date"). Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Account Purchase Agreement, dated as of June 24, 1988, by and between the Obligor and the Obligee, as amended (the "Purchase Agreement"). Payment of the principal amount of this Note shall be subject to an offset, pursuant to the provisions of Sections 4.6(2) and 5.5(21) of the Purchase Agreement.

     51. Exhibit C is deleted and substituted in its place is the attached Exhibit C.

     52. This ELEVENTH Amendment shall become effective as of the date hereof only if MWCC is provided with an executed opinion in the form attached hereto as Exhibit I.

     53. Except as specifically provided herein, the terms and conditions of the Purchase Agreement shall continue in full force and effect and shall be fully binding on the parties hereto.
Upon the execution of this Amendment, each reference in the Purchase Agreement to "this Agreement", "hereunder", "hereof", or words of like import, shall mean and be a reference to the Purchase Agreement as amended hereby. In the event of any conflict between the terms of the Purchase Agreement and the terms of this Amendment, the terms of this Amendment shall prevail.

     54. Seller shall pay all reasonable expenses of MWCC and its Affiliates with respect to the systems and finance administrative cost of implementing changes required by this ELEVENTH Amendment, as well as the fees and expenses of their counsel, Weil, Gotshal & Manges, in connection with the preparation and execution of this ELEVENTH Amendment.

     55. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

     56. Notwithstanding anything otherwise provided herein, this Eleventh Amendment to the Account Purchase Agreement shall not apply to or encompass Starter Card Accounts as specified in the Third Amendment to the Account Purchase Agreement and such Accounts shall continue to be governed by such Third Amendment.

          IN WITNESS WHEREOF, Seller and MWCC have executed this
Amendment as of the date first set forth above.


                    MONTGOMERY WARD & CO., INCORPORATED


By:________________________________

Name:_____________________________

Title:_____________________________


                    MONTGOMERY WARD CREDIT CORPORATION

                    By:

                    Name:

                    Title:


     General Electric Capital Corporation, as guarantor of MWCC's obligations under the Purchase Agreement, hereby acknowledges the terms of this Amendment, and agrees that its Guaranty is neither invalidated by the amendments heretofore made nor by this Eleventh Amendment to the Purchase Agreement and that its Guaranty continues in full force and effect in accordance with its terms with respect to the Purchase Agreement as so amended.

                    GENERAL ELECTRIC CAPITAL CORPORATION

                    By:

                    Name:

                    Title: